Exhibit 99.2

Artistry Publications Inc.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma consolidated financial statements of Artistry Publications INC. (“Artistry” or the “Shell”) in the opinion of management include all material adjustments directly attributable to the share exchange contemplated by a share exchange agreement, dated February 12, 2010, among Gold Industry Limited (“Gold Industry”), the Shell and all of the shareholders of Gold Industries (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, on February 12, 2010, the Shell issued to the shareholders of Gold Industry 8,800,000 shares of common stocks at par value $0.001 each in exchange for all of the issued and outstanding common stock of Gold Industry. Gold Industries thereby became a wholly owned subsidiary of the Shell. The pro forma consolidated statement of operations includes the accounts of the Shell and Gold Industry.

The statement of operations was prepared as if the above mentioned acquisition of Gold Industry by the Shell were consummated on December 31, 2009 and the balance sheet was prepared as if they were consummated on December 31, 2009. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

Artistry Publications INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF December 31, 2009

	November 30,	December 31,		Unaudited
	2009	2009	Pro-forma	Pro-forma
	Artistry	Gold Industry	Adjustment	Consolidated	Note

ASSETS
Current Assets:
Cash and cash equivalents	$362	$4,608,455		$4,608,817
Accounts receivable	499	-		499
Inventories	8,088	9,014,045		9,022,133
Advances to suppliers	-	21,968		21,968
Related part receivable		1,174		1,174
Other current assets		57,551		57,551
Total current assets	8,949	13,703,193		13,712,142
Property, plant and equipment, net	-	7,348,253		7,348,253
Other Non-current assets
Prepayment to suppliers	-	8,948,700		8,948,700
Prepayment to related party suppliers	-	1,408,320		1,408,320
Prepaid Expenses	-	797,865		797,865
Other Assets	-	16,584		16,584
Intangible assets, net	-	11,937,561		11,937,561
Total Non-current assets	-	23,109,030		23,109,030
TOTAL ASSETS	$8,949	$44,160,476		$44,169,425

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$9,250	$103,947		$113,197
Welfare payable	-	97,064		97,064
Taxes payable	19	1,416,638		1,416,657
Other accrued payable	-	60,256		60,256
Short-term bank loans	-	2,474,829		2,474,829
Total current liabilities	9,269	4,152,734		4,162,003
Long-Term Liabilities:
Deferred Revenue	-	10,138,267		10,138,267
Total liabilities	9,269	14,291,001		14,300,270

Commitments and contingencies

Equity:
Common stock	13,075	12,100,000	(13,075)	12,100,000
Preferred stock	-	-		-
Additional paid-in capital	138,077	-	(138,077)	-
Retained earnings (deficit)	(151,472)	15,878,871	151,152	15,878,461
Accumulated other comprehensive income		1,890,604		1,890,604
Total equity	(320)	29,869,475	320	29,869,475
TOTAL LIABILITIES AND EQUITY	$8,949	$44,160,476		$44,160,476

Artistry Publications Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

	For the fiscal year ended
	August 31,	March 31,		Unaudited
	2009	2009	Pro-forma	Pro-forma
	Artistry	Gold Industry	Adjustment	Consolidated	Note

Net sales	$4,643	$18,313,720		$18,318,363
Cost of sales	2,925	9,938,853		9,941,778
Gross profit	1,718	8,374,867		8,376,585

Operating expenses:
Selling expenses	-	426,415		426,415
General and administrative expenses	57,514	1,045,060		1,102,574
	57,514	1,471,475		1,528,989
Income from operations	(55,796)	6,903,392		6,847,596

Other income (expenses):
Other income	-	255,893		255,893
Interest expense		(235,208		(235,208
Interest income		6,361		6,361
Rental income	-	260,286		260,286
Non-operating expenses		(3,772		(3,772
	-	283,560		283,560
Income before provision for income taxes	(55,796)	7,186,952		7,131,156
Provision for income taxes	-	(1,689,693		(1,689,693

Net income/ (loss)	$(55,796)	$5,497,259		$5,441,463

Artistry Publications Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
	November 31,	December 31,		Unaudited
	2009	2009	Pro-forma	Pro-forma
	Artistry	Gold	Adjustment	Consolidated	Note

Net sales	$389	$11,403,585		$11,403,974
Cost of sales	238	5,339,808		5,340,046
Gross profit	151	10,679,854		10,680,005

Operating expenses:
Selling expenses	-	61,641		61,641
General and administrative expenses	14,554	581,557		596,111
	14,554	643,198		657,752
Income from operations	(14,403)	10,036,656		10,022,253

Other income (expenses):
Other income	-	140,824		140,824
Interest expense	-	(58,759		(58,759
Interest income	-	2,948		2,948
Rental income	-	65,438		65,438
	-	150,451		150,451
Income before provision for income taxes	(14,403)	5,571,030		5,556,627
Provision for income taxes	-	(1,414,552)		(1,414,552)

Net income/ (loss)	$(14,403)	$4,156,478		$4,142,075

Notes to unaudited pro-forma consolidated financial statements:

1.
On February 12, 2010, Artistry concluded a Share Exchange Agreement (“Agreement”) with Gold Industry. Prior to the merger, Artisrty was a corporation with no significant assets and liabilities. As a result of the Agreement, there was a change in control of the public entity. In accordance with Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10), Gold Industry was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of Gold Industry’s capital structure. For accounting purposes, the Artistry accounted for the transaction as a reverse acquisition and Gold Industry is the surviving entity. The value of the net assets acquired were deminimis. The Company did not recognize goodwill or any intangible assets in connection with the transaction. Effective with the Agreement, all previously outstanding shares of common stock were exchanged for an aggregate of 8,800,000 shares of the Company’s common stock. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, Artistry (the legal acquirer) is considered the accounting acquiree and Gold Industry (the legal acquiree) is considered the accounting acquirer.

The consolidated financial statements subsequent to the merger of these entities will in substance be those of Gold Industry, with the assets and liabilities, and revenues and expenses, of Artistry being included effective from the date of consummation of Share Exchange Transactions. Artistry is deemed to be a continuation of business of Gold Industry. The outstanding common stock of Artistry prior to the Share Exchange Transactions will be accounting for at their net book value and no goodwill will be recognized.

2.
To reflect the issuance of Artistry’s Common stock, $0.001 par value per share; 100,000,000 shares authorized; 13,075,000 shares issued and outstanding in connection with the Share Exchange Transactions.

3.	To reflect the issuance of Gold Industry Limited’s 100,000,000 shares of common stock, par value of $0.121 per share in connection with the Share Exchange Transactions.

4.	The fiscal year end of Artistry was August 31st prior to its merger with Gold Industry. The fiscal year end of Gold Industry is March 31st.